Exhibit 5

Opinion of Greenberg Traurig, LLP
regarding legality

November 5, 2004

WellCare Health Plans, Inc.
8275 Henderson Road
Tampa, Florida 33634

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act”), relating to an aggregate of 6,678,769 shares (the “Shares”) of the common stock, $0.01 par value per share, of WellCare Health Plans, Inc., a Delaware corporation (the “Company”), issuable under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “Equity Plan”), the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (the “ESPP”), the WellCare Holdings, LLC 2002 Employee Option Plan (the “Option Plan”) and certain non-plan Time Vesting Option Agreements (the “Option Agreements” and, collectively with the Equity Plan, the ESPP and the Option Plan, the “Plans”).

     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

     (i) the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 6, 2004, as amended through the date hereof;

     (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof;

     (iii) resolutions of the board of directors and stockholders of the Company;

     (iv) the Registration Statement and schedules and exhibits thereto;

     (v) copies of the Equity Plan, the ESPP, the Option Plan and the form of Option Agreement; and

     (vi) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

     Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the applicable Plan, will be validly issued, fully paid and non- assessable, subject, in the case of the shares to be issued pursuant to the ESPP, to the adoption of the ESPP by the Company’s stockholders.

     The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

GREENBERG TRAURIG, LLP